Exhibit 5.3
October 7, 2011
iPayment, Inc.
40 Burton Hills Boulevard, Suite 415
Nashville, Tennessee 37215
     Re:     IPAYMENT OF CALIFORNIA, LLC
Ladies and Gentlemen:
     We have acted as special counsel to iPayment of California, LLC, a Tennessee limited liability company (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by iPayment, Inc., a Delaware corporation (“iPayment”), iPayment Holdings, Inc., a Delaware corporation (“Holdings”), the Company and certain other guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by iPayment of up to $400,000,000 in aggregate principal amount of iPayment’s 10.25% Senior Notes due 2018 (the “2018 Exchange Notes”) and the related guarantee by the Company pursuant to the terms of the Indenture (the “Guarantee”). The 2018 Exchange Notes will be issued under the Indenture, dated as of May 6, 2011 (as amended, the “Indenture”), among iPayment, the Company, certain other guarantors and Wilmington Trust, National Association (as successor to Wilmington Trust FSB, as trustee. All undefined capitalized terms herein shall have the meanings ascribed to them in the Indenture.
     In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following:
     (a) executed counterparts of the Indenture;
     (b) an Officers’ Certificate, dated October 7, 2011, of the Company;
     (c) an Officers’ Certificate, dated May 6, 2011, of the Company;
     (d) a certified copy of the Articles of Organization of the Company as filed with the Tennessee Secretary of State on March 23, 2011 and a certified copy of the current operating agreement of the Company (collectively the “Company Governing Documents”); and
     (e) a certified copy of the Action of the Board of Governors By Unanimous Written Consent, dated May 3, 2011; and

Waller Lansden Dortch & Davis, LLP
October 7, 2011

     (f) a certified copy of the resolutions adopted at the Meeting of the Board of Governors, April 26, 2011.
     In addition, we have examined such other documents, agreements, and certificates, as we have deemed necessary or appropriate as a basis for the opinion set forth below.
     The Indenture and the Guarantee are referred to as the “Transaction Documents.” References to (i) “Applicable Laws” shall mean the statutes, rules, regulations and judicial decisions of the State of Tennessee that, in our experience, are normally applicable to transactions of the type contemplated by the Indenture without considering the participation by the Company in any regulated industry; and (ii) the term “Applicable Orders” means any order, ruling, decree, judgment or similar action of any executive, legislative, judicial, administrative or regulatory body having jurisdiction over the Company, or mediator or arbitrator known to us or identified by the Company as being applicable to them.
Assumptions
     In our examination we have assumed the genuineness of all signatures (other than those on behalf of the Company), the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion, which we did not independently establish or verify, we have relied upon statements and representations of the Company and its officers and other representatives and of public officials and have assumed that such matters remain true and correct through the date hereof.
     We have further assumed, that:
     (i) The execution, delivery and performance by the Company of the Transaction Documents does not and will not conflict with, contravene, violate or constitute a default under (i) any statutes, rules, regulations and judicial decisions to which the Company or any Guarantor is subject (other than Applicable Laws as to which we express our opinion in paragraph 4 herein) or (ii) any judicial or administrative order or decree of any governmental authority (other than Applicable Orders as to which we express our opinion in paragraph 4 herein).
     (ii) There is no action, suit or proceeding pending or threatened against or affecting the Company or any Guarantor before any court, governmental department or other authority (other than Applicable Orders as to which we express our opinion in paragraph 4 herein) which purports to affect the legality or validity of the Transaction Documents or the transactions contemplated thereby.

Waller Lansden Dortch & Davis, LLP
October 7, 2011

     (iii) All factual matters, including, without limitation, representations and warranties contained in the Transaction Documents or in certificates provided to us by or on behalf of the Company or others, are true and correct as set forth therein.
     We understand that you are receiving separate opinions of various other counsel of the Company with respect to the Transaction Documents. We express no opinion regarding those opinions or the matters addressed therein.
     We are admitted to practice in the State of Tennessee. We express no opinion as to the laws of any jurisdiction other than the laws of the State of Tennessee.
     Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
          (1) The Indenture has been duly authorized, executed and delivered by the Company.
          (2) The Guarantee (a) has been duly authorized by the Company as a part of the Indenture and (b) when the 2018 Exchange Notes are duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange described therein, will have been duly issued by the Company.
          (3) The execution and delivery of the Transaction Documents by the Company, and the performance by the Company of its obligations thereunder (other than performance under any indemnification requirements, as to which we express no opinion): (i) do not result in any violation of the provisions of the Company Governing Documents and (ii) do not conflict with or constitute a breach, default or violation of, or result in the imposition of any lien under any Applicable Law or Applicable Order.
Qualifications
     The opinions expressed above are subject to the following qualifications:
          (i) We express no opinion as to the effect of compliance or non-compliance of any party (other than the Company) to any of the transactions contemplated by the Transaction Document with any laws or regulations applicable because of the legal or regulatory status or the nature of the business of any party (other than the Company) to such transactions.
          (ii) We express no opinion as to the enforceability of, or the performance under, the terms of the Transaction Documents.

Waller Lansden Dortch & Davis, LLP
October 7, 2011

     This opinion is given as of the date hereof, and we disclaim any obligation to update this opinion letter after the date hereof. White & Case LLP is hereby authorized to rely on this letter for purposes of the opinions it is giving in connection with the Registration Statement. In addition, we hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus that is included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.
Very truly yours,